Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Third Quarter 2022 Results

Irvine, CA, November 10, 2022 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company” or “we”) announces its financial results for the quarter ended September 30, 2022.

For the third quarter of 2022, the Company reported a net (loss) of $(13.0) million, or $(0.62) per diluted common share, and an adjusted (loss) of $(12.6) million or $(0.59) per diluted common share, as compared to net earnings of $2.1 million, or $0.08 per diluted common share, and adjusted earnings of $810 thousand, or $0.04 per diluted common share, for the third quarter of 2021.

Adjusted earnings (loss) is not considered an accounting principle generally accepted in the United States of America (“non-GAAP”). Adjusted earnings (loss) is a financial measurement calculated by adjusting GAAP earnings before tax to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and legacy non-recurring expenses. The Company believes adjusted earnings (loss) more accurately reflects the Company’s current business operations of mortgage originations. Adjusted earnings (loss) adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than management’s determination of fundamental operating income (loss) that reflects the Company’s current business operations. See the discussion and reconciliation of non-GAAP adjusted earnings (loss) further below under “Non-GAAP Financial Measures.”

Results of Operations	For the Three Months Ended			For the Nine Months Ended
(in thousands, except share data)	September 30,	June 30,	September 30,	September 30,	September 30,
(unaudited)	2022	2022	2021	2022	2021
Revenues:
Real estate services fees, net	$290	$257	$244	$732	$932
Gain on mortgage servicing rights, net	196	45	101	351	102
Servicing fees (expense), net	32	7	(124)	27	(393)
(Loss) gain on sale of loans, net	(682)	179	19,608	5,452	50,432
Other	3	7	(11)	962	308
Total (expense) revenues, net	(161)	495	19,818	7,524	51,381
Expenses:
Personnel expense	5,701	8,024	12,685	25,646	39,574
General, administrative and other	4,830	5,323	4,927	15,287	15,991
Business promotion	545	1,319	2,185	4,165	5,146
Total expenses	11,076	14,666	19,797	45,098	60,711
Operating (loss) earnings:	(11,237)	(14,171)	21	(37,574)	(9,330)
Other (expense) income:
Net interest (expense) income	(1,334)	(1,260)	777	(2,479)	1,996
Change in fair value of long-term debt	(435)	1,980	(1,803)	3,187	638
Change in fair value of net trust assets	—	—	3,112	9,248	(702)
Total other (expense) income, net	(1,769)	720	2,086	9,956	1,932
(Loss) earnings before income taxes	(13,006)	(13,451)	2,107	(27,618)	(7,398)
Income tax expense	7	16	21	46	63
Net (loss) earnings	$(13,013)	$(13,467)	$2,086	$(27,664)	$(7,461)
Other comprehensive (loss) earnings:
Change in fair value of instrument specific credit risk	3,347	10,037	631	11,115	(1,574)
Total comprehensive (loss) earnings	$(9,666)	$(3,430)	$2,717	$(16,549)	$(9,035)

Diluted weighted average common shares	21,523	21,509	21,345	21,483	21,327
Diluted (loss) earnings per share	$(0.62)	$(0.64)	$0.08	$(1.34)	$(0.37)

Net (loss) earnings for the three months ended September 30, 2022, was a loss of $13.0 million as compared to earnings of $2.1 million for the three months ended September 30, 2021. The quarter over quarter increase in net loss was primarily due to a $20.3 million decrease in gain on sale of loans, net, coupled with a $3.9 million decrease in other income, partially offset by an $8.7 million decrease in operating expenses. The sharp and unexpected decline in gain on sale of loans, net reflects the intense pressure on mortgage originations due to the dramatic collapse of the mortgage refinance market and the weakening mortgage purchase market, which has suffered from a lack of housing inventory and significant increase in mortgage interest rates resulting in customer affordability issues. The increase in interest rates which began in the fourth quarter of 2021, caused a significant increase in credit spreads, which accelerated into the third quarter of 2022, resulting in a substantial over supply of low coupon originations causing a severe decline in margins and diminishing capital market distribution exits for originators reliant upon an aggregation execution model. To mitigate the risks associated with reduced distribution exits and extended settlement timelines, we began to pull back on production, significantly increasing the pricing on our loan products as well as completely shifting to best-efforts delivery for non-agency production in the first quarter of 2022. As a result, origination volumes decreased significantly during the third quarter of 2022. For the three months ended September 30, 2022, we originated $62.0 million as compared to $682.6 million of loans originated during the same period in 2021. During the three months ended September 30, 2022, margins were (110) bps as compared to 287 bps during the same period in 2021.

Other income decreased $3.9 million to a $1.8 million expense for the three months ended September 30, 2022, as a result of a $3.1 million reduction in trust gains and a $2.1 million reduction in net interest income both as a result of the sale of the legacy securitization portfolio during the first quarter of 2022 partially offset by a $1.4 million increase in fair value of our long-term debt. Offsetting the decrease in other income was an $8.7 million decrease in operating expenses during the third quarter of 2022 due to a reduction in variable compensation commensurate with reduced originations as well as a reduction in headcount to support reduced volume.

Total expenses decreased by $8.7 million, or 44%, to $11.1 million for the three months ended September 30, 2022, compared to $19.8 million for the comparable period in 2021. Personnel expense decreased $7.0 million to $5.7 million for the three months ended September 30, 2022, as compared to the same period in 2021. The decrease in personnel expense was primarily related to a reduction in variable compensation commensurate with reduced originations during the third quarter of 2022 as well as reductions in headcount to support reduced volume as compared to 2021. As a result, average headcount decreased 47% for the three months ended September 30, 2022 as compared to the same period in 2021.

Business promotion expense decreased $1.6 million to $545 thousand for the three months ended September 30, 2022, as compared to $2.2 million for the same period in the prior year. Business promotion previously remained relatively low as a result of the favorable interest rate environment requiring significantly less business promotion to source leads. Beginning in second quarter of 2021, we began to increase our marketing expenditures in an effort to more directly target NonQM production in the retail channel, expand production expansion outside of California and maintain our lead volume as competition increased. As a result of the dislocation within the NonQM market as a result of the significant increase in interest rates, in the third quarter of 2022, we further reduced our marketing spend as we pulled back on our origination volumes to mitigate the aforementioned risks associated with the current environment. Although we continue to source leads through digital campaigns, which allows for a more cost effective approach, the recent competitiveness among other lenders for NonQM production within the California market has driven up advertising costs.

General, administrative and other expenses decreased $97 thousand to $4.8 million for the three months ended September 30, 2022, as compared to $4.9 million for the comparable period in 2021. The $97 thousand decrease in general, administrative and other expenses was the result of a $706 thousand decrease in professional fees, data processing, and general administrative and other expense all related to a reduction in fundings during the period. Partially offsetting the decrease in general administrative and other expense was a $609 thousand increase in legal fees primarily attributable to the Exchange Offer (as defined hereinafter).

Origination Data
(in millions)

Total Originations	Q3 2022	Q2 2022%		Q3 2021%
Retail	$33.1	$93.0	-64%	$533.7	-94%
Wholesale	$28.9	$35.1	-18%	$148.9	-81%
Total Originations	$62.0	$128.1	-52%	$682.6	-91%

NonQM Originations	Q3 2022	Q2 2022	%	Q3 2021	%
Retail	$21.0	$49.2	-57%	$53.5	-61%
Wholesale	$28.6	$31.0	-8%	$132.7	-78%
NonQM Originations	$49.6	$80.2	-38%	$186.2	-73%

During the third quarter of 2022, total originations were $62.0 million as compared to $128.1 million in the second quarter of 2022 and $682.6 million in the third quarter of 2021. The decrease in originations as compared to the second quarter of 2022, was due to the continued increase in interest rates which began in the fourth quarter of 2021, resulting in a reduction in purchase loans due to a decrease in home purchase affordability and in refinance volume due to the number of loans that had previously refinanced during the preceding historically low interest rate environment. While we began to shift our origination focus away from more rate and margin sensitive conventional originations during the first quarter of 2021, the increase in interest rates which began in the fourth quarter of 2021 and has accelerated through the third quarter of 2022, caused a significant increase in credit spreads, resulting in a substantial over supply of low coupon originations causing a severe decline in margins and diminished capital market distribution exits for originators reliant upon an aggregation execution model. To mitigate the risks associated with reduced distribution exits and extended settlement timelines, we began to pull back on production, significantly increasing the pricing on our loan products as well as completely shifting to a best-efforts delivery for non-agency production in the first quarter of 2022, which significantly reduced our origination volumes during the third quarter of 2022 as compared to the third quarter of 2021. We continue to manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model.

We continue to believe there is an underserved mortgage market for borrowers with strong credit who may not meet the qualified mortgage (QM) guidelines set out by the Consumer Financial Protection Bureau. During the fourth quarter of 2021, we originated $382.1 million in NonQM loans and were on pace to exceed our fourth quarter 2021 NonQM originations during the first quarter of 2022, prior to the dislocation in NonQM pricing as a result of widening credit spreads.

As described above, as a result of the market dislocation we have further backed off NonQM production during the second and third quarters of 2022 with NonQM originations decreasing to $49.6 million in the third quarter of 2022, from $80.2 million in the second quarter of 2022 and $314.3 million during the first quarter of 2022, and down from $186.2 million during the third quarter of 2021. During the third quarter of 2022, NonQM originations represented 80% of our total originations, which was an increase over the second quarter of 2022 which represented 63% of our total originations and up from 27% of our total originations during the third quarter of 2021. The increase in the percentage NonQM originations is the result of the dramatic decline in conventional originations as a result of the aforementioned intense pressure on mortgage originations due to the dramatic collapse of the mortgage refinance market and the weakening mortgage purchase market, which has suffered from a lack of housing inventory and significant increase in mortgage interest rates resulting in customer affordability issues.

In the third quarter of 2022, our NonQM originations had a weighted average Fair Isaac Company credit score (FICO) of 738 and a weighted average LTV ratio of 70%. For the year ended December 31, 2021, our NonQM originations had a weighted average FICO of 747 and a weighted average LTV of 65%.

The mortgage servicing portfolio was relatively flat at $69.6 million at September 30, 2022, as compared to $71.8 million at December 31, 2021, and $65.1 million at September 30, 2021. We continue to sell whole loans on a servicing released basis to investors and selectively retain GNMA mortgage servicing.

The servicing portfolio generated net servicing income of $32 thousand in the third quarter of 2022, as compared to net servicing expense of $124 thousand in the third quarter of 2021. We will continue to recognize an immaterial amount of net servicing fees or a net servicing expense related to interim subservicing and other servicing costs related to the small UPB of remaining servicing portfolio.

For the third quarter of 2022, real estate services fees, net were $290 thousand as compared to $257 thousand in the second quarter of 2022 and $244 thousand in the third quarter of 2021. Real estate services fees, net is generated from our former long-term mortgage portfolio which continued to decline in size. Additionally, as previously noted, in March 2022, we sold our residual interest certificates, and assigned certain optional termination and loan purchase rights which entails the entire legacy securitization portfolio within our long-term mortgage portfolio. As a result, it is our expectation that the real estate services fees, net generated from the long term mortgage portfolio will decline in future periods as the securitizations are called or collapsed by the purchaser.

At September 30, 2022, cash increased $14.4 million to $44.0 million from $29.6 million at December 31, 2021. Cash balances increased primarily due to the aforementioned $37.5 million sale and transfer of the legacy securitization portfolio during the first quarter of 2022, partially offset by operating losses for the nine months ended September 30, 2022.

As previously announced, on October 26, 2022 the Company completed its previously announced offers to each holder of the Company’s 9.375% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”) and each holder of the Company’s 9.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock,” and together with the Series B Preferred Stock, the “Preferred Stock”) to exchange all outstanding shares of Preferred Stock for certain stock and warrant consideration (the “Exchange Offers”).

In conjunction with the closing of the Exchange Offers, the Company issued (A) (i) 6,142,213 shares of Common Stock and (ii) 13,823,340 shares of the Company’s 8.25% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “New Preferred Stock”) in exchange for the shares of Series B Preferred Stock tendered in the Exchange Offer for the Series B Preferred Stock, and (B) (i) 1,188,106 shares of Common Stock, (ii) 950,471 shares of New Preferred Stock, and (iii) 1,425,695 Warrants to purchase the same number of shares of Common Stock at an exercise price of $5.00 per share in exchange for the shares of Series C Preferred Stock tendered in the Exchange Offer for the Series C Preferred Stock. In addition, the Company announced that it will redeem the remaining shares of Series B Preferred Stock and Series C Preferred Stock on November 15, 2022. In connection with such redemption, the Company anticipates issuing approximately (i) 3,298,439 shares of Common Stock; (ii) 6,599,035 shares of New Preferred Stock and (iii) 681,923 Warrants to purchase the same number of shares of Common Stock.

Furthermore, in connection with the petitions (the “Plaintiff Series B Award Motions”) for a court award of attorney’s fees, expenses or other monetary award to be deducted and paid from the Company’s payment of distributions or other payments to the holders of the Company’s Series B Preferred Stock in the matter Curtis J. Timm, et al. v Impac Mortgage Holdings, Inc. et al. (the “Maryland Action”), the Company has deposited (i) 13,311,840 shares of New Preferred Stock and (ii) 4,437,280 shares of the Company’s Common Stock in the custody of a third party custodian or escrow agent (the “Escrow Shares”). The allocation of the Escrow Shares will be made by instruction from the Circuit Court of Baltimore City upon final disposition of all outstanding matters in the Maryland Action, including the Plaintiff Series B Award Motions.

Summary Balance Sheet	September 30,	December 31,
(in thousands, except per share data)	2022	2021
ASSETS
Cash	$44,008	$29,555
Mortgage loans held-for-sale	18,443	308,477
Mortgage servicing rights	865	749
Securitized mortgage trust assets	-	1,642,730
Other assets	30,269	41,260
Total assets	$93,585	$2,022,771

LIABILITIES & STOCKHOLDERS' EQUITY
Warehouse borrowings	$13,292	$285,539
Debt	48,264	66,536
Securitized mortgage trust liabilities	-	1,614,862
Other liabilities	38,100	45,898
Total liabilities	99,656	2,012,835
Total equity	(6,071)	9,936
Total liabilities and stockholders’ equity	$93,585	$2,022,771

Book value per share	$-0.28	$0.47
Tangible Book value per share	$-0.28	$0.47

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “Interest rate and credit spread pressures with attendant market volatility and illiquidity were unrelenting in the third quarter of 2022. The Company adopted a defensive risk-off posture in the fourth quarter of 2021 and remains measured and disciplined in its origination and capital markets activities. Layered risks cannot be effectively hedged in times of acute market dislocation, and we have no visibility as to when such dislocation will abate and return the industry to normalized volumes and margins.”

Mr. Mangiaracina further commented, “In October the Company announced the completion of the Exchange Offers and the Redemption of its Series B and Series C Preferred Stock. These are significant achievements for the Company. It aligns our equity stakeholder interests and simultaneously brings closure to the costly legal proceedings and distractions that have impeded the Company since 2009. The Company can now focus on exploring corporate finance and strategic opportunities absent an intractable legacy capital structure.”

Non-GAAP Financial Measures

This release contains adjusted earnings (loss) and per share as performance measures, to supplement our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP), we use the following non-GAAP financial measures: adjusted (loss) before tax and diluted adjusted (loss) per common share before tax. Adjusted (loss) and diluted adjusted loss per common share are financial measurements calculated by adjusting GAAP net (loss) before tax to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and legacy non-recurring expenses. We believe adjusted loss provides useful information to investors regarding our results of operations as it assists both investors and management in analyzing and benchmarking the performance and value of our core business of mortgage lending over multiple periods. Adjusted (loss) facilitates company-to-company operating performance comparisons by backing out potential non-cash differences caused by variations in hedging strategies and changes in valuations for long-term debt and net trust assets, which may vary for different companies for reasons unrelated to operating performance, as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP financial measures are not intended to be considered in isolation and should not be a substitute for net (loss) earnings before income taxes, net (loss) earnings or diluted (loss) earnings per common share (EPS) or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. The tables below provide a reconciliation of net (loss) before tax and diluted (loss) per common share to non-GAAP adjusted loss before tax and non-GAAP diluted adjusted loss per common share:

	For the Three Months Ended			For the Nine Months Ended
Adjusted Earnings (Loss)	September 30,	June 30,	September 30,	September 30,	September 30,
(in thousands, except per share data)	2022	2022	2021	2022	2021
(Loss) earnings before income taxes:	$(13,006)	$(13,451)	$2,107	$(27,618)	$(7,398)

Change in fair value of mortgage servicing rights	(223)	(89)	(150)	(454)	(190)
Change in fair value of long-term debt	435	(1,980)	1,803	(3,187)	(638)
Change in fair value of net trust assets, including trust REO (losses) gains	—	—	(3,112)	(9,248)	702
Legal settlements and professional fees, for legacy matters (1)	—	—	—	—	1,000
Legacy corporate-owned life insurance (2)	177	157	162	(482)	2
Adjusted (loss) earnings before tax	$(12,617)	$(15,363)	$810	$(40,989)	$(6,522)

Diluted weighted average common shares	21,523	21,509	21,345	21,483	21,327
Diluted adjusted (loss) earnings per common share before tax	$(0.59)	$(0.71)	$0.04	$(1.91)	$(0.31)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Diluted (loss) earnings per common share	$(0.62)	$(0.64)	$0.08	$(1.34)	$(0.37)
Adjustments:
Cumulative non-declared dividends on preferred stock	0.02	0.02	0.02	0.05	0.02
Change in fair value of mortgage servicing rights	(0.01)	(0.01)	(0.01)	(0.02)	(0.01)
Change in fair value of long-term debt	0.01	(0.09)	0.08	(0.15)	(0.03)
Change in fair value of net trust assets, including trust REO gains (losses)	—	—	(0.14)	(0.43)	0.03
Legal settlements and professional fees, for legacy matters	—	—	—	—	0.05
Legacy corporate-owned life insurance	0.01	0.01	0.01	(0.02)	—
Diluted adjusted (loss) earnings per common share before tax	$(0.59)	$(0.71)	$0.04	$(1.91)	$(0.31)

Conference Call

The Company will hold a conference call on November 11, 2022, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss the Company’s financial results and business outlook and answer investor questions. After the Company’s prepared remarks, management will host a Q&A session. To submit questions, please email your questions to Justin.Moisio@ImpacMail.com. Investors may participate in the conference call by dialing (800) 715-9871 conference ID number 8651902 or accessing the webcast via our website at http://ir.impaccompanies.com. Dial-in 15 minutes prior to the scheduled start time to participate in the conference call. The conference call will be archived on the Company's website at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”” appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: rising interest rates and rates of inflation and the related effects on consumers and credit markets; any adverse impact or disruption to the Company’s operations due to adverse changes in general economic and financial conditions (including federal monetary policy, interest rate changes, and inflation); increase in interest rates, inflation, and margin compression; ability to successfully sell aggregated loans to third-party investors; impact on the U.S. economy and financial markets due to the outbreak and continued effect of the COVID-19 pandemic; successful development, marketing, sale and financing of new and existing financial products, including NonQM products; volatility in the mortgage industry; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; our ability to maintain compliance with the continued listing requirements of the NYSE American for our common stock; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome of any claims we are subject to, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; and compliance with applicable local, state and federal laws and regulations.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the Securities and Exchange Commission and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and expressly disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation, real estate services, and the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Website: http://ir.impaccompanies.com or www.impaccompanies.com